Execution Copy
EXHIBIT 4.15
SECURITYHOLDERS AGREEMENT
THIS SECURITYHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of this 4th day of March, 2008, by and among PURE EARTH, INC., a Delaware corporation (the “Company”), BRENT KOPENHAVER (together with his transferees, successors and assigns, “Kopenhaver”), MARK ALSENTZER (together with his transferees, successors and assigns, “Alsentzer” and together with Kopenhaver, each a “Shareholder” and together, the “Shareholders”), and FIDUS MEZZANINE CAPITAL, L.P., a Delaware limited partnership (“Fidus”), and any other holders of the Warrants (as defined below) and Warrant Shares (as defined below) from time to time (collectively, with Fidus, the “Holders”).
BACKGROUND STATEMENT
As of the date of this Agreement, (i) the Shareholders own shares of Common Stock (as defined below) and (ii) Fidus holds Warrants (as defined below) to purchase shares of Common Stock. The Shareholders, the Company and the Holders wish to set forth certain agreements in favor of the Holders regarding the transfer of shares of Common Stock by the Shareholders.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
“Affiliate” means, with respect to any Person, each other Person (other than the Company or any Subsidiary) that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.
“Agreement” has the meaning set forth in the preamble.
“Alsentzer” has the meaning set forth in the preamble.
“Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Chicago, Illinois or Philadelphia, Pennsylvania are authorized or required by law to be closed.
“Common Stock” means the then outstanding shares of the capital stock of the Company, however designated, that is not limited as to the amount of dividends or the amount of distributions upon liquidation or dissolution of the Company.

“Common Stock Equivalents” means any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, shares of Common Stock, and any options, warrants or other securities or rights to subscribe for, purchase or otherwise acquire shares of Common Stock or any of the foregoing, in each case whether or not immediately exercisable.
“Company” has the meaning set forth in the preamble.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Equity Participation Offer” has the meaning set forth in Section 2.1(a).
“Equity Sale” means a Transfer by a Shareholder, whether by merger, consolidation, share exchange or otherwise (other than to family members of such Shareholder or trusts for their benefit so long as any such family member or trust transferee becomes party to and bound by the terms of this Agreement to the same extent as the transferring Shareholder); provided, however, that an unsolicited, non-negotiated sale in the ordinary course on the open public market shall not constitute an Equity Sale.
“Equity Sale Closing” has the meaning set forth in Section 2.1(a).
“Fidus” has the meaning set forth in the preamble.
“Holders” has the meaning set forth in the preamble.
“Initial Exercise Period” has the meaning set forth in Section 2.1(b).
“Kopenhaver” has the meaning set forth in the preamble.
“Opting Out Holder” has the meaning set forth in Section 2.1(c).
“Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity, and includes any successor (by merger or otherwise) of such entity.
“Qualified Public Company” means the Company after the consummation of a Qualified Public Offering and so long as it (i) is listed on the NASDAQ or New York Stock Exchange or comparable national securities market, (ii) is covered by a market maker or market specialist and (iii) is registered as a reporting company under the Securities Exchange Act of 1934, as amended, and (iv) current with all public reporting required under such Act.

“Qualified Public Offering” means the consummation of one or more public offerings of Common Stock or Common Stock Equivalents of the Company pursuant to an effective registration statement (other than on Form S-4 or Form S-8) under the Securities Act, (i) in each case underwritten by a regionally or nationally recognized investment bank pursuant to which the Company receives gross cash proceeds (before reduction for underwriting commissions, registration fees and expense and other costs and expenses relating to the offering) of at least $20,000,000 and (ii) that alone or in the aggregate for all such offerings described in the immediately preceding clause (i) have gross cash proceeds (before reduction for underwriting commissions, registration fees and expenses and other costs and expenses relating to such offerings) of at least $50,000,000.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder” and “Shareholders” have the meanings set forth in the preamble.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Transfer” means any sale, assignment, conveyance, pledge, donation, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift, or attempt to create or grant a security interest in, any Warrant or Warrant Shares or any interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and any contract to do any of the foregoing.
“Warrants” means the warrants to purchase Common Stock pursuant to that certain Warrant Agreement dated as of the date hereof between Fidus and the Company, as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Warrant Shares” means the shares of Common Stock into which the Warrants are exercisable or have been exercised (subject to equitable adjustment for stock splits, stock dividends and similar occurrences).
ARTICLE II
TAG ALONG RIGHTS
2.1 Tag-Along Rights.
(a) If any of the Shareholders desire to consummate an Equity Sale, then at least twelve (12) Business Days prior to the closing of such Equity Sale (the “Equity Sale Closing”), each such Shareholder shall make an offer (the “Equity Participation Offer”) to the Holders to include in the proposed Equity Sale, solely to the extent consummated, a portion of the Warrants and Warrant Shares representing the same percentage of total number of Warrant Shares held by all Holders (assuming full exercise of the Warrants) as the shares of Common Stock and Common Stock Equivalents (assuming full exercise and conversion of all Common Stock Equivalents) proposed to be Transferred by such Shareholder represents to 670,000 shares in the case of Brent Kopenhaver and 3,838,000 shares in the case of Mark Alsentzer (in each case, subject to equitable adjustment for stock splits, stock dividends and similar events), with pro rata cutbacks to the extent the transferee is unwilling to acquire all such securities. Notwithstanding the foregoing, the provisions of this Section 2.1(a) shall not apply to the first 33,500 shares in the case of Brent Kopenhaver and 191,900 shares in the case of Mark Alsentzer transferred in an Equity Sale from and after the date hereof.

(b) If any Holder desires to exercise its right to Transfer Warrants and Warrant Shares in the Equity Participation Offer, it shall deliver notice to the applicable Shareholder(s) and the Company within ten (10) Business Days after its receipt of the applicable Equity Participation Offer (such period, the “Initial Exercise Period”) specifying the Warrants and Warrant Shares (up to the maximum permissible number) that such Holder desires to Transfer in the Equity Participation Offer, as applicable.
(c) If any Holder elects to Transfer fewer Warrants and Warrant Shares than it would otherwise be permitted to Transfer in the Equity Participation Offer (each such Holder, an “Opting Out Holder”), then during the period immediately following the Initial Exercise Period through the date of the Equity Sale Closing, each other Holder who has opted to Transfer all of its Warrants and Warrant Shares (up to the maximum permissible number) shall have the option to Transfer its pro rata share of the number of Warrant Shares (assuming full exercise of the Warrant) that the Opting Out Holder had the right but did not elect to transfer, with such pro rata share equal to a fraction, the numerator of which is the number of Warrant Shares owned by such Holder as of the date of the Equity Participation Offer (assuming full exercise of the Warrant) and the denominator of which is total number of Warrants and Warrant Shares owned by all Holders as of the date of the Equity Participation Offer (assuming full exercise of the Warrant). The allocation of any Opting Out Holders’ portion of Warrants and Warrant Shares among the other Holders shall continue for subsequent rounds until the earliest to occur of (i) the time at which all the Warrants and Warrant Shares the Opting Out Holder had the right to but did not transfer have been exhausted by the other Holders, (ii) the time at which the other Holders decline to Transfer any remaining Warrants or Warrant Shares, and (iii) the date that is ten (10) Business Days after the Holders’ receipt of the applicable Equity Participation Offer.
(d) The Holders’ option to Transfer their Warrants and Warrant Shares pursuant to Section 2.1(c), shall be exercisable by delivering written notice to such effect, on or prior to the date that is ten (10) Business Days after the Holders’ receipt of the applicable Equity Participation Offer, to the applicable Shareholders, the Company and the other Holders. The failure of a Holder to deliver such written notice of exercise under this Section 2.1(d) within the applicable periods shall be deemed to be an election by such Holder not to Transfer any additional Warrants or Warrant Shares.
2.2 Tag-Along Sale Requirements. If any Holder elects to exercise its rights under Section 2.1(a), such Holder shall (a) take such actions as may be reasonably requested by the selling Shareholder in connection with consummating the transactions contemplated by Section 2.1, as applicable, (b) vote in favor of, consent to and raise no objections against each transaction contemplated by Section 2.1 or the process pursuant to which each such transaction was arranged, (c) waive any dissenter’s, appraisal and other similar rights in connection therewith, (d) if any transaction contemplated by Section 2.1 is structured as a sale of stock, agree to sell such Holder’s Warrants and Warrant Shares being sold at the price and on the same terms and conditions as the selling Shareholder receives in such transaction (which in the case of the Warrants, shall be net of the Exercise Price Per Share (as defined in the Warrants)), (c) execute and deliver such documents as may be reasonably requested by the selling Shareholder in connection with any transactions contemplated by Section 2.1, including, without limitation, written consents of stockholders, proxies, letters of transmittal, purchase agreements and stock powers and (d)(i) bear its proportionate share of any escrows, holdbacks or adjustments in purchase price as the same may be agreed to by the selling Shareholder in connection with any transactions contemplated by Section 2.1 and (ii) make such representations, warranties, covenants and indemnities (based on its proportionate share of the proceeds resulting from any transactions contemplated by Section 2.1 and severally with respect to representations and warranties as to title to the Warrants and Warrant Shares) as are customary for transactions of the nature of such transactions, but in each case only to the extent as made by the selling Shareholder. At the closing of any transaction contemplated by Section 2.1 that is structured as a sale of stock, the Holder shall deliver the Warrants or certificates for Warrant Shares to be Transferred by the Holder, as applicable, each duly endorsed for Transfer, to the purchaser against delivery of the appropriate purchase price.
ARTICLE III
MISCELLANEOUS
3.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York, but excluding all other choice of law and conflicts of law rules).
3.2 Consent to Jurisdiction. The parties hereto irrevocably and unconditionally submit to the nonexclusive jurisdiction of the courts of the State of Illinois sitting in the County of Cook and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement against any other party in the courts of any jurisdiction

3.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
3.4 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by facsimile transmission, overnight delivery service, or certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to the parties at their respective addresses indicated below or to such other address or to the attention of such other Person as may be substituted by notice given as herein provided:
Shareholders:
Brent Kopenhaver
One Neshaminy Interplex
Suite 201
Trevose, PA 19053
Fax: (215) 639-8756
Mark Alsentzer
One Neshaminy Interplex
Suite 201
Trevose, PA 19053
Fax: (215) 639-8756
Fidus, as a Holder:
190 S. LaSalle Street
Suite 2140
Chicago, IL 60603
Attention: Fidus Capital
Fax: (312) 284-5212
Company:
Pure Earth, Inc.
One Neshaminy Interplex
Suite 201
Trevose, PA 19053
Attn: Brent Kopenhaver
Fax: (215) 639-8756

3.5 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
3.6 Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless otherwise specified or unless the context otherwise requires, all references herein to sections and articles are references to sections and articles in and to this Agreement, and words in the singular include the plural and words in the plural include the singular.
3.7 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
3.8 Amendments, Waivers. Neither this Agreement nor any term or provision hereof may be amended, modified, waived or terminated except by a written instrument signed by the Company and each Holder as to which such amendment or waiver shall be applicable.
3.9 Successors and Assigns. This Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon the parties hereto and the permitted successors, assigns and transferees thereof.
3.10 No Effect on Other Relationships. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Holder in its capacity as an investor in the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money or purchased capital stock of the Company. Without limiting the generality of the foregoing, the Holder, in exercising its rights as an investor shall have no duty to consider its status as a direct or indirect equity holder of the Company, the interests of the Company, or any duty it may have to any other direct or indirect stockholder of the Company, except as may be required under the applicable investment documents.
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IN WITNESS WHEREOF, the parties hereto have caused this Securityholders Agreement to be executed by their duly authorized officers as of the date first above written.

PURE EARTH, INC.

By:	/s/ Mark Alsentzer
	Name: Title:	Mark Alsentzer President & CEO

SHAREHOLDERS:

/s/ Brent Kopenhaver
Brent Kopenhaver

/s/ Mark Alsentzer
Mark Alsentzer

HOLDER: FIDUS MEZZANINE CAPITAL L.P.
By:	Fidus Mezzanine Capital GP, LLC, its General Partner

By:	/s/ Edward H. Ross
	Name:	Edward H. Ross
	Title:	Managing Partner